Exhibit 5.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 11, 2006
AutoNation, Inc.
110 S.E. 6th Street
Fort Lauderdale, Florida 33301
Re: AutoNation, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to AutoNation, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $300,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013 and $300,000,000 aggregate principal amount of 7% Senior Notes due 2014 (together, the “Exchange Notes”) of the Company that are to be guaranteed on a senior unsecured basis pursuant to the guarantees (the “Guarantees”) by certain subsidiaries of the Company (the “Guarantors”) listed as co-registrants in the Registration Statement (as defined below). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the issued and outstanding Floating Rate Senior Notes due 2013 and 7% Senior Notes due 2014 (together, the “Original Notes”) of the Company under the Indenture, dated as of April 12, 2006, and the Supplemental Indenture, dated as of August 17, 2006 (together, the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of April 12, 2006 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and the Initial Purchasers named therein.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In connection with this opinion, we have examined original or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement on Form S-4 relating to the Exchange Notes as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on August 29, 2006 (with all amendments thereto, the “Registration Statement”);

(ii)	Amendment No. 1 to the Registration Statement to be filed with the Commission on the date hereof under the Securities Act (“Amendment No. 1”);

(iii)	an executed copy of the Registration Rights Agreement;

(iv)	an executed copy of the Indenture, which includes therein the Guarantees;

(v)	the Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware;

(vi)	the Bylaws of the Company as currently in effect;

(vii)	certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters;

(viii)	certain resolutions adopted by the governing bodies of the Guarantors relating to the Exchange Offer, the issuance of the Guarantees, the Indenture and related matters;

(ix)	the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee to be filed as an exhibit to Amendment No. 1; and

(x)	the form of the Exchange Notes.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     Our opinion set forth herein is limited to the Delaware General Corporation Law and those laws, rules and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filing, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinion herein stated.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Exchange Notes and the performance by the Company of its obligations under the Exchange Notes do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except that we do not make this assumption for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement as exhibits thereto (the “Listed Agreements and Instruments”). We note that certain of the Listed Agreements and Instruments may be governed by laws other than Opined on Law. Our opinion expressed herein is based solely upon our understanding of the plain language of such agreements or instruments and we do not express any opinion with respect to the validity, binding nature or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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